Exhibit 21.1

TIPPERARY CORPORATION AND SUBSIDIARIES

Corporation	State or Other Jurisdiction of Incorporation
Tipperary Corporation	Texas
Tipperary Oil & Gas Corporation	Texas
Tipperary Oil & Gas (Australia) Pty Ltd	Queensland, Australia
Burro Pipeline Corporation	New Mexico